UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

May 22, 2008

Date of Report (date of Earliest Event Reported)

CHINA TEL GROUP INC.

(Exact Name of Registrant as Specified in its Charter)

NEVADA		98-0489800
(State or Other Jurisdiction of	(Commission File No.)	(I.R.S. Employer
Incorporation or Organization)		Identification No.)

8105 Irvine Center Drive, Suite 800, Irvine, CA 92618

(Address of principal executive offices and zip code)

(360) 332-9821

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

¨	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¨	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¨	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¨	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On May 21, 2008, China Tel Group, Inc., a Nevada corporation (the “Company’), Chinacomm Acquisition, Inc., a California corporation and wholly-owned subsidiary of the Company (“Chinacomm”), Trussnet USA, Inc., a Nevada corporation (“Trussnet”), and the shareholders of Trussnet (the “Trussnet Shareholders”) entered into an agreement for the business reorganization of Trussnet and Chinacomm wherein all of the issued and outstanding shares of common stock of Trussnet are being delivered to Chinacomm in exchange for shares of the Company’s Series A and Series B Common Stock. Chinacomm and Trussnet will conduct a short-form merger under the laws of the State of Nevada with Trussnet being the surviving corporation and a wholly-owned subsidiary of the Company (the “Reorganization and Merger Agreement”). Pursuant to the Reorganization and Merger Agreement, the Company shall cause certain persons to return to the Company for cancellation, stock certificates representing an aggregate of 57,600,000 restricted shares of the currently issued and outstanding shares of the Company’s common stock, and the Company shall cause such shares to thereafter be cancelled.

Pursuant to the Reorganization and Merger Agreement, the Trussnet Shareholders will acquire a controlling interest in the Company. More specifically, the Trussnet Shareholders will receive 66,909,088 shares of the Company’s Series A Common Stock resulting in an approximate 82.48% interest in the Company’s total issued and outstanding shares of Series A Common Stock. The Trussnet Shareholders will also receive 66,909,088 shares of the Company’s Series B Common Stock. The Company’s Series B Common Stock will be a newly authorized series of common stock with each share having the right to case ten (10) votes for each action for which the shareholders have a right to vote and which is non-transferable and redeemable by the Company, in its sole discretion, fifteen (15) years from May 31, 2008 at a par value of $0.0001 per share.

Trussnet was formed in April 2008 to pursue investment opportunities in the wireless telecommunication industry in the People’s Republic of China (“PRC”). Trussnet had no operations prior to entering into the Reorganization and Merger Agreement. Pursuant to a Framework Agreement dated April 7, 2008 with CECT-Chinacomm Communications Co, Ltd., a PRC company (“CEC”), Trussnet has the contractual right to acquire a forty-nine percent (49%) interest in CEC for $196,000,000. CEC intends to build and operate a 3.5G Hz Wireless broadband system in up to twenty-nine (29) cities in the PRC.

Item 3.02

Unregistered Sales of Equity Securities.

Pursuant to the Reorganization and Merger Agreement and by May 31, 2008 or as soon thereafter as possible, in exchange for the delivery of all of the issued and outstanding shares of Trussnet, the Company will deliver to the Trussnet Shareholders, 66,909,088 restricted shares of the Company’s Series A common stock and 66,909,088 shares of the Company’s Series B common stock (collectively the “Exchange Shares”).

Upon issuance of the Exchange Shares, the Company will effect a change in control (the “Change in Control”). The following information is being provided with respect to the Company after giving effect to such issuance of the Exchange Shares pursuant to the requirements of Item 5.01 of Form 8-K. The following information includes, among other things, a description of the acquired business as required by Item 5.01 of Form 8-K, which description is incorporated herein by reference.

Item 5.01

Changes in Control of Registrant.

As a result of the Reorganization and Merger Agreement, the Company experienced the Change in Control, with the Trussnet Shareholders acquiring 82.48% of the outstanding shares of the Company’s common stock.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Upon execution of the Reorganization and Merger Agreement on May 22, 2008, Matthew R. Jennings, Michael Sugarman, Colin Tay and Mario Alvarez were elected to serve as members of the Company’s Board of Directors. On that same date, Michael Laidlaw and William Timmins resigned as directors and officers of the Company.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA TEL GROUP, INC.

Date: May 22, 2008	By: /s/ George Alvarez

Name: George Alvarez
Title: President